Exhibit 99.1

NEWS RELEASE

For Release on March 26, 2018
4:18pm (ET)

GIGA-TRONICS ANNOUNCES A $1.115M PRIVATE PLACEMENT FINANCING AND LOAN MODIFICATION AGREEMENTS

DUBLIN, CA – March 26, 2018– Giga-tronics Incorporated (OTCQB: GIGA) today announced the signing of a securities purchase agreement associated with a private placement of approximately $1.115M in a new series of preferred stock (the “Placement”). Under the terms of the agreement dated March 23, 2018, the Company sold shares of 6% Series E Senior Convertible Voting Perpetual Preferred Stock (the “Series E”). The purchase price for each Series E share was $25.00 with each Series E share convertible into 100 shares of Common Stock which equals a conversion price of $0.25 per Common share. In addition to other rights and preferences, the Placement also provides for a reduction of the exercise price of certain warrants convertible into Common shares from $1.15 to $0.25 for those Series E purchasers which participated in the Company’s Common stock financing through EGE in January 2016 based on their level of Series E participation. Net proceeds to the Company from the Placement are estimated to be approximately $1.0 million. Additionally, in conjunction with and as a condition to the completion of the Placement, the Company has negotiated and expects to sign a loan modification agreement with Partners For Growth (“PFG”) to its existing $1.5 million secured loan agreement. The loan modification agreement provides for a waiver of current covenant defaults, new loan covenants, elimination of the current default interest rate charge of 6%, the issuance of 150,000 shares of the Company’s Common stock in exchange for the elimination of automatic put provisions of warrants previously held by PFG and convertible into 260,000 Common shares along with resetting the exercise price of such warrants from $1.42 to the Series E conversion price ($0.25) and extending their expiration by one year to March 13, 2020. The loan modification is conditional upon the Company’s receipt of at least $1.0 million in aggregate cash proceeds from the Placement and the receipt of a consent and waiver of cross-default by the Company’s first priority secured lender, Bridge Bank.

Lutz Henckels, Executive Vice President and Interim Chief Financial Officer of Giga-tronics added, “The Company has made significant progress this past year with completing the Hydra target emulation test system, moving to a new facility and reducing operating expenses by approximately one-third. This capital infusion, along with amending our $1.5M loan agreement with PFG, will allow the Company to set a path towards profitability in FYE March 2019 and enhance shareholder value.”

The Company will file detailed terms of the Series E securities purchase agreements and loan modification agreement with PFG, along with related documents, on Form 8-K to which investors should refer for additional details on the terms of the Series E financing and the PFG loan modification agreement.

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA", which produces an Advanced Signal Generator (ASG) and an Advanced Signal Analyzer (ASA) for the electronic warfare market and YIG (Yttrium, Iron, Garnet) RADAR filters used in fighter jet aircraft.

Emerging Growth Equities, Ltd. acted as the Company’s exclusive Placement Agent for this transaction. EGE is a specialty investment banking and brokerage firm primarily focused on working with early and mid-stage technology companies in high-growth industries. EGE provides a broad range of financial services including capital raising, institutional research, strategic and financial advisory services and providing business valuations.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products.  Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company's ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Giga-tronics Inquiries:

Dr. Lutz P. Henckels

Executive Vice President and Interim Chief Financial Officer

(925) 328-4650

Lhenckels@gigatronics.com

Emerging Growth Equities, LTD:

Gregory J. Berlacher

President and Chief Executive Officer

610-783-4760

www.egequities.com